June 6, 2019

United States Securities and Exchange Commission

100 F Street NE

Washington, DC  20549

Commissioners:

We have read Item 4.01 of Form 8 K dated June 4, 2019, of Bullfrog Gold Corp. and are in agreement with the statements contained therein concerning our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ PETERSON SULLIVAN LLP